Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Stockholder Approval to Reduce Its Asset

Coverage Requirement to 150%

06/21/18

MENLO PARK, Calif., June 21, 2018 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced that at the Company’s special meeting of stockholders held on June 21, 2018, its stockholders approved the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the Investment Company Act of 1940, as amended by the Small Business Credit Availability Act. As a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective June 22, 2018.

“We appreciate the strong endorsement from our shareholders on the proposal”, said Jim Labe, Chief Executive Officer. “The reduced asset coverage requirement provides us with greater financial flexibility with respect to the timing, nature and extent of accessing capital, allowing us to optimize growth and shareholder returns.”

“The added leverage headroom will allow us to continue to grow and diversify our investment portfolio while capitalizing on the strong demand for venture growth stage lending”, added Sajal Srivastava, Chief Investment Officer.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations and Media Contact

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com